EXHIBIT 10.16

AMENDED AND RESTATED CAPITALIZATION AGREEMENT

THIS AMENDED AND RESTATED CAPITALIZATION AGREEMENT (the “Agreement”) is made and entered into as of this 14th day of February, 2007, by and between Rawhide Management, LLC, a South Dakota limited liability company (“Rawhide”) and Illini Bio-Energy, LLC, an Illinois limited liability company (“Illini” or the “Company”).

RECITALS

WHEREAS, Illini intends to develop and operate an ethanol plant capable of producing 100 million gallons of ethanol per year in Logan County, Illinois (the “Ethanol Plant”);

WHEREAS, Rawhide desires to invest in the Ethanol Plant;

WHEREAS, the Parties desire to amend and restate in its entirety that certain Amended and Restated Capitalization Agreement executed on January 9, 2007 to set forth in this Agreement the terms and conditions under which the Rawhide shall invest in Illini and under which Illini shall accept such investment.

NOW THEREFORE, for and inconsideration of their respective obligations and undertakings as hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree to incorporate the above recitals as part of this Agreement and amend and restate in its entirety the Amended and Restated Capitalization Agreement executed on January 9, 2007 as follows:

ARTICLE I

Defined Terms

Each term defined in this Section, when used in this Agreement, shall, unless the context otherwise requires, have the following meaning:

1.1          “Illini Offering.”  The equity offering (currently expected to be registered with the SEC) described in Section 3.1 below.

1.2          “Effective Date.”  The date after which this Agreement has been fully executed by both of the parties hereto, and ratified or adopted by resolution of each of their respective boards of directors.

1.3          “Escrow Closing Date.”  The day that Illini releases proceeds from the Illini Offering from escrow in accordance with and pursuant to the terms of the Illini Offering.

1.4          “Fully Diluted Basis.” All units outstanding and all existing warrants and future warrants that may be issued at a future date.

1.5          “Initial Credit Advances.”  The funds advanced to Illini by Rawhide pursuant to Article II below.

1.6          “Capitalization.”  The amount that Illini agrees to allow Rawhide to invest in the Illini Offering pursuant to Section 3.3 below.

1.7          “Rawhide Offering.”  The private placement offering described in Section 3.2 below.

1.8          “Seed Capital Investors.”  Those investors in Illini that are shown on attached Exhibit A and hold units in Illini as of the date of this Agreement.

1.9          “Qualified Expenses.”  Start-up costs, included but not limited to the costs necessary to perform initial grading and dirt work; complete permitting, engineering, surveying, and land acquisition; commence initial construction and pay related legal and accounting costs.

1.10        “Unrelated Third Party.”  A person, firm or entity other than:  (i) Illini, Rawhide and/or their successors in interest; (ii) a subsidiary of Illini, Rawhide or their successors in interest; (iii) an officer, director, or employee of Illini, Rawhide, any subsidiary of Illini or Rawhide or their successors in interest; or (iv) an entity fifty one percent (51%) or more of the equity of which is directly or indirectly owned by Illini, Rawhide or their successors in interest and/or their subsidiaries and/or any one or more of their respective officers, directors, or employees.

ARTICLE II

Initial Credit Advance

2.1          Initial Credit Advance. Commencing on the Effective Date, Rawhide shall provide at least $10,800,000 in Initial Credit Advances to Illini as set forth in this Article II and pursuant to a separate loan agreement containing customary terms and conditions. Once advanced, said amounts shall be credited with interest at the Applicable Federal Rate for short term credit. The parties agree that Rawhide’s obligation to make Initial Credit Advances is contingent upon Rawhide obtaining adequate financing, to be determined in Rawhide’s sole discretion, to make the Initial Credit Advance and that any failure by Rawhide to make a Initial Credit Advance due to inadequate financing shall not give rise to a termination of this Agreement except as specifically provided in Section 5.2(B) and (C). As a condition to Rawhide making Initial Credit Advances, Illini shall agree that there shall be no material changes to the business plan, capitalization or governance of Illini without Rawhide’s prior written consent, except that Illini shall be entitled to grant additional warrants to its directors pursuant to and in accordance with the terms of the line of credit agreement with such directors in existence prior to the date of this Agreement without the consent of Rawhide.

2.2          Funding Requests. From time to time from and after the Effective Date, as funds are required to pay for Qualified Expenses, Illini may request Initial Credit Advances from Rawhide (a “Funding Request”). Each Funding Request shall be in writing and be supported by a contract, invoice, or bill showing that the Initial Credit Advance is required at that time to pay a Qualified Expense. Each Funding Request shall be signed by an officer of Illini stating that it is a Qualified Expense.

2.3          Payment. After a Funding Request is received, Rawhide agrees to pay the amount requested in the Funding Request to Illini subject to the provisions of Section 2.1. All such payments to Illini shall be due and payable within five (5) business days of receipt of the Funding Request applicable thereto, or if later, as specified in the applicable contract, bill or invoice. Illini shall maintain a record of all funds advanced by Rawhide pursuant to this Section, including, without limitation, copies of all Funding Requests and supporting documentation, and said records shall be open for inspection by Rawhide. Rawhide shall maintain a record of all payments made pursuant to this Section, including all paid receipts and cancelled checks applicable thereto, and said records shall be open for inspection by Illini.

2.4          Application Towards Subscription Price of Units. On such date that Rawhide subscribes for units in the Illini Offering, the aggregate amount advanced to Illini by Rawhide pursuant to this Article II, together with the interest accrued thereon, shall be applied towards the down payment on the subscription price, and thereafter, the amount of such advance so applied shall no longer be considered a credit advance subject to repayment but shall instead be considered a down payment on the subscription price which is subject to the terms of the Illini Offering. In the event this Agreement is terminated for any reason prior to that date or that Rawhide does not subscribe for units in the Illini Offering for any reason, the aggregate amount advanced by Rawhide to Illini pursuant to this Article II, together with interest accrued thereon, shall be repaid to Rawhide on the earlier of the Escrow Closing Date, the date upon which Illini or its unit holders receive alternate financing in the event that the Illini Offering does not succeed, or March 1, 2008. In the event that Rawhide subscribes for units and thereafter the Illini Offering fails, Illini shall not be required to return the down payment to Rawhide in cash along with other subscribers, but shall instead execute a promissory note providing that amount shall accrue interest from that date at the Applicable Federal Rate for short term credit and containing other customary terms and conditions. The amounts due under that promissory note shall be repaid to Rawhide on the earlier of the date upon which Illini or its unit holders receive alternate financing or March 1, 2008.

ARTICLE III

Capitalization

3.1          Illini Offering. As soon as reasonably possible, Illini agrees, at its sole cost and expense, to initiate the Illini Offering wherein they will make an offering of equity pursuant wherein Illini shall offer a maximum of 36,000,000 units at a price of $2.50 each, and thereafter, Illini agrees to use commercially reasonable efforts to obtain subscriptions for units with a purchase price of at least $35,000,000. Provided, however, that unless and until Rawhide’s right to subscribe for units in Illini is terminated as hereinafter provided in Section 5.2 below, the parties agree that Illini will not accept subscriptions for more than 49% of the total units of Illini on a Fully Diluted Basis without first obtaining prior written consent from Rawhide. The Parties acknowledge that the Illini Offering is currently expected to be an offering registered with the Securities and Exchange Commission (“SEC”). However, if for any reason, the Illini Offering is instead conducted as a private placement, Rawhide’s right to subscribe for units as described in this Article III shall survive, unless and until Rawhide’s right to subscribe for units in Illini is terminated as hereinafter provided in Section 5.2 below.

3.2          Rawhide Offering. As soon as is reasonably possible, and in all events on or before March 1, 2007, Rawhide shall initiate, at its sole cost and expense, the Rawhide Offering pursuant to which Rawhide shall make a commercially reasonable effort to obtain sufficient subscriptions to fund its capital investment in Illini as set forth in Section 3.3 below. It is agreed that although the Rawhide Offering shall be designed to raise an aggregate amount of approximately $250,000,000 for investment in Illini and two other projects, it shall nevertheless be structured so as to allow the Rawhide Offering to be closed in phases so as to permit Rawhide’s investment in Illini once Rawhide has received subscriptions for a minimum of $200,000,000 if Illini is either the first or the second project ready for construction.

3.3          Rawhide Capital Investment in Illini. Subject to, and in accordance with, the terms and conditions of the Illini Offering and effectiveness of the registration statement on Form SB-2, or in the event Illini conducts a private placement, upon delivery to Rawhide of a private placement memorandum and Rawhide’s representation that it is an accredited investor, Rawhide agrees to then subscribe for a minimum of fifty-one percent (51%) of the total units which are anticipated to be outstanding in Illini at the end of the Illini Offering, in order to, along with debt financing, reach the Escrow Closing Date (the “Initial Subscription”). In addition, provided that Rawhide has subscribed for units in the Illini Offering pursuant to this Agreement Rawhide agrees that on the later of 90 days following the effectiveness of the registration statement on Form SB-2 or August 15, 2007, it will subscribe for any units which remain unsold out of the total units in the Illini Offering which are anticipated, along with debt financing, to be needed to reach the Escrow Closing Date. This subscription shall also be subject to, and in accordance with, the terms and conditions of the Illini Offering. Notwithstanding anything in this Agreement to the contrary, Illini agrees that, provided Rawhide makes the Initial Subscription as described in this section 3.3, then at the closing of the Illini Offering, Rawhide shall own not less than 51% of the total units of Illini on a Fully Diluted Basis and the subscription of Rawhide shall be adjusted by the parties if necessary to reach that percentage.

3.4          Payment to Seed Capital Investors. On the Escrow Closing Date, Illini shall deliver the following to the Seed Capital Investors from the proceeds of the Illini Offering:

(A) a cash payment in an amount equal to $4.00 per unit (for a total payment of $5,660,000 in the aggregate) for each seed capital unit owned in Illini and set forth on Exhibit A; and

(B) at Illini’s option any one of the following:

(i) a total of 2,465,500 units in Illini to be distributed among the Seed Capital Investors in accordance with their percentage of ownership of seed capital units in Illini as set forth on Exhibit A, or otherwise as determined by the Illini board of directors (provided, however, that the warrants outstanding as of the Effective Date to purchase 807,500 Illini units at an exercise price of $1.00 per unit shall be extinguished), or

 (ii) a total of 1,981,000 units in Illini to be distributed among the Seed Capital Investors in accordance with their percentage of ownership of seed capital units in Illini as set forth on Exhibit A, or otherwise as determined by the Illini board of directors, and the warrants outstanding as of the Effective Date to purchase 807,500 Illini units at an exercise price of $1.00 per unit shall not be extinguished;  or

(iii) a combination of options (i) and (ii) above with the intent of economically balancing the value received whereby Illini will receive 1,981,000 units in Illini to be distributed among the Seed Capital Investors in accordance with their percentage of ownership of seed capital units in Illini as set forth on Exhibit A, or otherwise as determined by the Illini board of directors, and then choose to extinguish some portion of the warrants for 807,500 units and, in exchange, receive units equal to the number extinguished multiplied by $1.50 and divided by $2.50. In that event, the remaining number of warrants shall not be extinguished.

(C) at Illini’s option any one of the following:

(i) an additional number of units in Illini to be calculated on the Escrow Closing Date by taking the total number of any additional warrants, if any, that may have been issued to Illini’s directors pursuant to and in accordance with the terms of the line of credit agreement with such directors in existence prior to the date of this Agreement, multiplied by $1.50 and divided by $2.50 (provided, however, that the additional warrants calculated on the Escrow Closing Date shall be extinguished), or

(ii) the additional warrants calculated on the Escrow Closing Date, if any, shall not be extinguished; or

(iii) a combination of options (i) and (ii) above with the intent of economically balancing the value received whereby Illini will choose to extinguish some portion of the additional warrants calculated on the Escrow Closing Date, if any, and, in exchange, receive units equal to the number extinguished multiplied by $1.50 and divided by $2.50. In that event, the remaining number of additional warrants, if any, shall not be extinguished.

ARTICLE IV

Governance and Operating Agreement

4.1          Amendments to the Existing Articles of Organization and Operating Agreement of Illini. As soon as practical after the Effective Date and prior to the Illini Offering, Illini shall cause its Articles of Organization and/or Operating Agreement (as may be appropriate in the circumstances) to be amended and, so long thereafter as this Agreement shall remain in effect, and thereafter in the event of termination or expiration of this Agreement, Rawhide shall vote its units in conformity with, the following:

(A)          Composition of Board of Directors. Between the Effective Date and the date upon which the Illini operating agreement is next amended, the Board of Directors will be composed of the current initial directors and three (3) advisory directors who shall be appointed by Rawhide. Beginning upon the date upon which the Illini operating agreement is next amended, the directors appointed by Rawhide shall become actual directors with all of the rights of the other Illini directors and any quorum required for the Illini board of directors to thereafter take action shall require the presence of at least one director appointed by Rawhide. Provided, however, that if Illini gives the Rawhide appointed directors notice of two consecutive director meetings as provided in the Illini operating agreement, and at least one Rawhide appointed director does not attend either meeting, personally or telephonically, then thereafter no Rawhide appointed director shall necessarily be required for purposes of a quorum. Notwithstanding the foregoing, the Rawhide appointed directors shall continue to be counted toward the minimum quorum requirement. Following the Escrow Closing Date, the Board will be composed of a total of nine (9) directors, four (4) of whom will be appointed by the initial directors of Illini to represent the Seed Capital Investors (the “Illini Appointed Directors”), and five (5) of whom will be appointed by Rawhide (the “Rawhide Appointed Directors”). Once appointed, a director may only be removed “for cause,” and an individual who has previously been removed for cause shall not at any time thereafter be eligible to serve as a director of Illini. The Illini Appointed Directors shall serve until the first special or annual meeting of the members following the date on which substantial operations of the Illini ethanol plant commence. After the expiration of the initial terms of the Illini Appointed Directors, four (4) directors shall be elected by the members for staggered terms of three (3) years at the first special or annual meeting; provided however, that Rawhide shall not be entitled to vote for the election of any directors that the members are entitled to elect. The five (5) Rawhide Appointed Directors shall not be elected by the members and shall continue to be appointed by and serve at the pleasure of Rawhide.

Additionally, the Illini directors, as elected by the members, shall annually appoint a member, from among themselves, to the board of directors of Rawhide. Ernest Moody shall be the first director so appointed. If Ernest Moody resigns, the directors of Illini, as elected by the members, shall then appoint a successor. Once appointed to the Rawhide board of directors, that director may  be removed “for cause,” and an individual who has previously been removed for cause shall not at any time thereafter be eligible to serve as a director of Rawhide.

(B)          Anti-Dilution. As of the Effective Date of this Agreement and except to the extent the same is required in connection with an initial public offering or as required pursuant to and in accordance with the terms of the line of credit agreement with the Illini directors in existence prior to the date of this Agreement, Illini shall not be authorized to issue any rights, warrants or options of any kind to purchase or acquire any units of Illini or any other securities of any type having a similar effect; Illini shall not be authorized to grant any unit bonuses; no units shall be issued for a price that is less than $2.50 per unit.

(C)          Required Tax Distributions. Except as restricted by applicable loan covenants or restrictions agreed to by Illini in connection with any loan, credit or other financing, the Directors shall make reasonable efforts to provide for cash distributions each year in amounts which are sufficient to permit the members to make timely payment of the pro-rata share of the income tax attributable to income and profit of Illini for such year.

(D)          Sale of Control.

(i)            If at any time one or more member(s) (the “Selling Group Members”) holding the majority of voting units of Illini desires to sell or otherwise transfer fifty percent (50%) or more of the voting units which they own in Illini to an Unrelated Third Party (a “Proposed Transferee”), said member(s) shall require the Proposed Transferee to provide a bona fide written offer that specifies a price payable in cash, shares, ownership interests or other consideration for the units and for specific terms and conditions of such transaction (a “Purchase Offer”), the Selling Group of Member(s) shall not sell any units to such Proposed Transferee unless the remaining members are first given the right to participate in such sale on a pro rata basis (based on the relative ownership interests held by each member) and at the same price per unit and otherwise upon the same terms and conditions as are applicable to all of the Selling Group Member(s).

(ii)           In such event, each member wishing to participate shall notify the President of Illini in writing of such intention within thirty (30) days of the Selling Member(s)’ receipt of the Purchase Offer.

(iii)          The Selling Member(s) and each participating Member shall sell to the Proposed Transferee all, or at the option of the Proposed Transferee, any part (however, if less that all, then such sale must be pro-rata among Selling Members and participating Member(s)), of the ownership interests proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those in the Purchase Offer.

(iv)          If any units are sold pursuant to this Section 4.1(D) to any purchaser who is not a party to this Agreement, such purchaser shall execute a counterpart of this Agreement and Illini’s Operating Agreement as an express condition precedent to the purchase of such units.

(E)           Right to Compel Sale.

(i)            If at any time a proposal for a sale of all or substantially all of the voting units in Illini to, or a merger or consolidation of Illini with or into an Unrelated Third Party for a specified price per unit payable in cash, shares, ownership interests or any other consideration and on specified terms and conditions (a “Sale Proposal”) shall have been approved by the requisite number of members required to approve the Sale Proposal under the Articles of Organization and Operating Agreement of Illini and any applicable law, then the members who so approved the Sale Proposal (the “Approving Members”) may require all of the remaining members (the “Remaining Members”) to sell all of the units held by them to the party or parties whose Sale Proposal was accepted as hereinabove provided, for the same  pro-rata consideration and otherwise upon the same terms and conditions set forth in the Sale Proposal, provided only that the price per unit and the terms and conditions applicable to the remaining members are no less favorable than the per unit price and the terms and conditions which apply to the Approving Members (a “Compelled Sale”).

(ii)           Illini, if so instructed in writing by the Approving Members, shall send written notice (the “Compelled Sale Notice”) of the exercise of the rights of the Approving Members to each of the Remaining Members setting forth the consideration to be paid pursuant to the Sale Proposal and the other terms and conditions of the transaction. In such event, each Remaining Member, and, if applicable, Illini, upon receipt of the Compelled Sale Notice, shall be obligated to (i) vote their units in favor of such Sale Proposal at any meeting of members of Illini called to vote on or approve such Sale Proposal, (ii) sell all of their units to such Unrelated Third Party at the price and upon the terms and conditions set forth in the Sale Proposal, and (iii) otherwise take all action necessary in the reasonable opinion of the purchaser’s legal counsel to consummate the sale, including, without limitation, providing access to documents and records of Illini, entering into an agreement reflecting the terms of the Sale Proposal, surrendering ownership certificates, giving any customary and reasonable representations and warranties to the effect that such member has good title to their units, that said member is duly authorized to transfer such unit to the purchaser and that said units are, or will when delivered be free from all taxes, liens or encumbrances, and executing and delivering any certificates or other documents, reasonably requested by the Approving Members and their counsel, to cause Illini and the Approving Members to consummate such Compelled Sale. Any such Compelled Sale Notice may be rescinded by the Approving Members by delivering written notice thereof to all of the Remaining Members.

(iii)          The obligations of the members pursuant to this Section 4.1(E) are subject to the satisfaction of the condition that, in the event that the members are required to provide any representations, warranties or indemnities in connection with the Compelled Sale (other than representations, warranties and indemnities concerning each member’s valid ownership of its ownership interests, free of all liens and encumbrances, and each member’s authority to enter into and consummate the Compelled Sale), then each member shall not be liable for more than its pro rata share (based upon the consideration received) of any liability for misrepresentation, breach of warranty or indemnity and such liability shall not exceed the total purchase price received by such member for its ownership interests and such liability shall be satisfied solely out of any funds escrowed for such purpose.

(iv)          In the event of such a sale, all members shall bear their pro rata share (based upon the amount of consideration received) of any costs incurred in connection with the sale of units to the extent such costs are reasonably and necessarily incurred for the benefit of all holders of all units and are not otherwise paid by Illini or the purchaser. Costs incurred by any member on its own behalf will not be considered costs of the Compelled Sale hereunder.

(F)           Waiver of Dissenter’s Rights Except in Limited Circumstances. Except as otherwise provided herein, each member shall disclaim, waive and agree, to the fullest extent permitted by law, not to assert dissenters’ or similar rights. If at any time the sale of all or substantially all of the assets of the Company to or the merger or consolidation of the Company with or into a third party who/which is not an Unrelated Third Party, is approved by the members as required by the organizational documents of the Company and applicable law (a “Sale Proposal”), then in that event and notwithstanding any other provisions of the Articles of Organization and/or Operating Agreement of the Company to the contrary, any member, excluding only members who have affirmatively voted in favor of such Sale Proposal if a vote of the membership is required, shall be entitled to dissent from such Sale Proposal and demand and receive payment of the fair market value of their units without discount of any kind for minority interest or lack of control.

(G)          Right to Participate in Rawhide Public Offering or Private Sale of Majority Interest. In the event that Rawhide or any direct or indirect owner or affiliate of Rawhide proposes to offer its equity securities to the public, or in the event that Rawhide or any direct or indirect owner or affiliate of Rawhide proposes to offer to the public equity securities of another entity which is directly or indirectly engaged in the production of ethanol, or in the event that one or more member(s) holding the majority of voting units of Rawhide desires to sell or otherwise transfer fifty percent (50%) or more of the voting units which they own in Rawhide to an Unrelated Third Party in a private sale (“Liquidity Event”), Rawhide agrees to include, or cause to be included, in such offering or private sale, Illini or the outstanding equity securities (including derivatives) of Illini in a manner which would permit the holders of the outstanding equity securities of Illini, at their option, to participate in such offering or private sale on a basis which would provide such holders the right to sell, exchange or otherwise transfer or liquidate their interest in Illini on a pro-rata or other equitable basis with other participants in such offering or sale. In the event that the offering includes equity securities offered on behalf of the issuer to provide funding for the operation or expansion of the issuer’s business and equity securities offered by or on behalf of selling equity holders, the obligation of the issuer to include equity securities held by the holders of outstanding equity securities of Illini in such offering shall be subject to the good faith judgment of the managing underwriter for such offering provided that such holders are not treated differently, on a pro rata or other equitable basis, from other selling equity holders in that regard. Additionally, if Rawhide causes such Liquidity Event to occur, Rawhide agrees to take all steps necessary immediately prior to the effective date of the merger or consolidation to permit the acceleration of the exercise date of any outstanding warrants held by members so that a member holding such a warrant may immediately exercise such warrant.

(H)          Membership Voting. As to any matter to which the members are entitled to vote, each member shall have the right to one (1) vote for each unit registered in the name of such member as shown in the unit ledger.

(I)            No Super Majority Requirements. Actions requiring member consent shall be approved with the affirmative vote of the members holding a majority of the voting units. This shall include, but is not limited to, mergers and consolidations, dispositions of all or substantially all of the assets of Illini, amendments to the Operating Agreement, and dissolution of Illini. Notwithstanding the foregoing provisions of this section 4.1(I), no amendment to Illini’s Operating Agreement shall reduce any member’s rights provided in this Article IV unless at least three-fourths of the units adversely affected consent.

ARTICLE V

Terms and Termination

5.1.         Term. This Agreement shall commence as of the Effective Date and shall remain in effect thereafter unless and until the same is provided in Section 5.2 below.

5.2.         Termination. This Agreement shall be terminated as of the first to occur of the following events:

(A)          The written agreement of the Parties hereto; or

(B)          Immediately in the event Rawhide fails to make an Initial Credit Advance to Illini in the amount of $500,000 upon the Effective Date; or

(C)          Immediately in the event that Rawhide fails to make Initial Credit Advances to Illini in an aggregate amount of $3,600,000 by May 15, 2007; or

(D)          Immediately in the event Rawhide fails to make the Initial Subscription; or

(E)           Immediately in the event Rawhide shall fail to pay, when due, any amounts required to be paid by Rawhide to Illini in relation to the Illini Offering, or any subscription agreement executed by the parties; or

(F)           Immediately, in the event Rawhide enters into an assignment of all or substantially all of its assets for the benefit of creditors; there is filed by or against Rawhide a petition to have Rawhide declared bankrupt; there is filed by or against Rawhide a petition for reorganization or other similar arrangement under any bankruptcy or insolvency law or statute; or a trustee or receiver is appointed to take possession of all or substantially all of Rawhide’s assets; or

(G)          Immediately, in the event the existing Seed Capital Investors fail to ratify and approve this Agreement and the amendment to the Articles of Organization and Operating Agreement required herein on or before April 1, 2007.

5.3.         Effect of Termination. In the event this Agreement is terminated, Rawhide shall have no further rights or obligations of any kind to provide further funds to Illini including, without limitation, any further right or obligation to provide funding pursuant to either Article II or III hereof. In such event, this Agreement shall terminate and be of no further force or effect whatsoever as between the parties hereto except that if this Agreement is terminated, Rawhide shall be entitled to be repaid any funds advanced by Rawhide to Illini pursuant to Article II above. For clarification purposes, it is agreed that if this Agreement is terminated, Illini shall have the absolute right to sell in whole or in part and/or to seek funding for its project to or from any other source Illini may determine, in its sole discretion, to be appropriate; and Rawhide expressly agrees that it will execute any documents which Illini may reasonably request to acknowledge the fact that its interest in the project has terminated and not take any action whatsoever, specifically including, without limitation, any attempt to assign its interest in this Agreement to any third party that is intended to interfere with or impede any such effort by Illini.

ARTICLE VI

Conditions

6.1.         Conditions to Illini’s Obligations. Illini shall be under no obligation to accept Rawhide’s Initial Subscription as contemplated by this Agreement unless on or prior to the subscription date, Rawhide has performed all of its agreements and undertakings hereunder on or prior to that time, and the following additional conditions have been fulfilled:

(A)          Rawhide is duly authorized to subscribe to and purchase such units;

(B)          There are no actions, suits, or, proceedings pending or, to the knowledge of Rawhide, threatened against Rawhide, its properties or its assets in any court or before any governmental or administrative agency that could have a material or adverse effect on the Ethanol Plant or on the financial condition of Illini, and Rawhide is not in default under any order, judgment or decree of any court or governmental or administrative agency.

(C)          Rawhide has provided to Illini a full disclosure as to the identity of all persons having a direct or indirect record or beneficial interest in Rawhide, whether by the holding of securities, by agreement, by the attributes of corporate or entity governance or otherwise.

(D)          A written representation is received by Illini from Rawhide that neither this Agreement nor the transactions, investments and transfers of funds contemplated by this Agreement will violate, or cause any person or entity having a direct or indirect interest in this Agreement, in such transactions, investments or transfers or in any party to this Agreement to violate any laws, rules or regulations of the United States or the State of Illinois, including, without limitation, the U.S. Patriot Act, applicable banking laws and regulations and other laws and regulations relating to commerce, investments and securities.

(E)           A written representation is received by Illini from Rawhide that is in good standing with the state of its organization and that Rawhide is not an “Investment Company” as defined by the Investment Company Act of 1940.

ARTICLE VII

Other Terms

7.1          Choice of Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Illinois and the exclusive venue shall be Sangamon County Circuit Court or the U.S. District Court for the Central District of Illinois, Springfield Division.

7.2          Time of the Essence. Time is of the essence of this Agreement, and each party agrees to perform any acts herein required of such party and to execute and deliver any documents required to carry out the provisions of this Agreement, promptly within the time periods herein described.

7.3          Assignment. Neither this Agreement nor any of the rights, privilege or obligations afforded to or required by any of the parties hereto shall be assignable in whole or in part without the prior written consent of all of the parties hereto, which consent can be granted or withheld by a party in its sole discretion.

7.4          Entire Agreement. This Agreement, including the other agreements and documents referred to herein, contains the entire agreement among the parties hereto with respect to the subject matters hereof and shall override and replace any and all prior agreements or understandings (including, but not limited to, the Amended and Restated Capitalization Agreement executed on January 9, 2007), whether written or oral, and all negotiations leading up to the execution of this Agreement.

7.5          Amendment. This Agreement shall not be amended or modified except by written amendment signed by each of the parties hereto.

7.6          Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given upon personal delivery to the other parties, or deposited in the United States mail, to the addressees at the addresses herein designated or such other address as may be designated in writing by notice given in the manner provided herein:

If to Illini:	Illini Bio-Energy, LLC
3600 Wabash Avenue
Suite C
Springfield, Illinois 62711
Attn: Chairman

If to Rawhide:	Rawhide Management, LLC
3500 S. Phillips Ave, Suite 241
Sioux Falls, South Dakota 57105
Attn: President

7.7          Waiver. The waiver by any party hereto of any failure to perform hereunder, whether intentional or not, must be in writing and signed by the waiving party and shall not be deemed to extend to any prior or subsequent breach hereunder and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

7.8          Captions. The division of this Agreement into recitals, paragraphs, subparagraphs and exhibits is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

7.9          Severability. Except to the extent the same would materially deprive any party to this Agreement of the benefit of their bargain, in the event that one or more of the terms, provisions, or covenants, or any portion of any of them, contained in this Agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms, provisions or covenants, or portions of any of them, contained in this Agreement, and except to the extent the same would materially deprive any party to this Agreement of the benefit of their bargain, each such unenforceable or invalid portion thereof shall be severable from the remainder of this Agreement and the remainder of this Agreement shall be interpreted as if such unenforceable or invalid term, provision or covenant, or portion thereof, had not been included as a part thereof.

7.10        Injunctive Relief. The parties hereto acknowledge that breach of any of the terms or provisions of this Agreement could cause irreparable injury which by its nature would be continuing and substantial, but not capable of precise measurement, and for which no adequate remedy at law exists. Accordingly, in the event of an actual or threatened breach of any of the terms or provisions of this Agreement, the parties hereto agree that the non-breaching parties shall be entitled to equitable relief without the necessity of posting bond, including without limitation, entry of preliminary, temporary and permanent injunctions and orders of specific performance. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other legal or equitable remedy or remedies which such non-breaching parties or any of them may have, including the recovery of damages.

7.11        Incorporation by Reference. The recitals contained at the beginning of this Agreement and all exhibits which are referred to herein and attached hereto are incorporated herein and expressly made a part hereof by this reference with the same force and effect as if the same were set forth in the body of this Agreement in their entirety.

7.12        Name Rights. Rawhide agrees it shall not take any action to prevent the assignment by Illini of the name “Illini Bio-Energy”, or any related logo or trademark, to any person or entity, regardless of whether or not such person or entity is an affiliate or member of Illini.

RAWHIDE:

Rawhide Management, LLC

John T. Porter
2/15/07

ILLINI:

Illini Bio-Energy, LLC

Signing of this document has been approved by the Executive Committee of Illini Bio-Energy this 14th day of February, 2007 and is subject to further approval of the Illini Bio-Energy Board of Directors and final approval and adoption by the seedstock shareholders of Illini Bio-Energy.

Ermest D. Moody

Chairman

2/14/07